                                                                  Exhibit 4.1(e)


                        SUPPLEMENTAL INDENTURE NO. 5

      This SUPPLEMENTAL INDENTURE NO. 5, dated October 28, 1998, among Moran Transportation Company, a Delaware corporation (the "Company"), the Guarantors named therein (the "Guarantors"), Fleet National Bank (formerly known as Shawmut Bank Connecticut, National Association), as trustee (the "Trustee"), and MCF Subsidiary, Inc., a Delaware corporation and a wholly-owned subsidiary of the Company (the "New Guarantor").

                            W I T N E S S E T H:
                            - - - - - - - - - -

      WHEREAS, the Company, the Trustee and the Guarantors are parties to that certain Indenture dated July 11, 1994, as thereafter supplemented by Supplemental Indenture Nos. 1, 2, 3 and 4 (as so supplemented, the "Indenture"), pertaining to the Company's 11-3/4% Series B First Preferred Ship Mortgage Notes due 2004 issued under the Indenture (the "Notes");

      WHEREAS, the Company has organized the New Guarantor as a subsidiary with the intention that the New Guarantor become a Guarantor under the Indenture and an Unrestricted Subsidiary pursuant to the terms of the Indenture;

      WHEREAS, Section 5.23 of the Indenture provides that any Person that was not a Guarantor on the date of the Indenture may become a Guarantor by executing and delivering to the Trustee, among other things, a supplemental indenture in form and substance satisfactory to the Trustee, which subject such Person to the provisions (including the representations and warranties) of the Indenture as a Guarantor;

      WHEREAS, Section 10.01(h) of the Indenture provides that the Trustee, the Company, the Guarantors and a Subsidiary, as applicable, may amend or supplement the Indenture without the consent of any Holder to supplement the Indenture to provide for additional Guarantors pursuant to Section 5.23; and

      WHEREAS, the Company and the New Guarantor intend that this Supplemental Indenture fulfill the requirements of such Section 5.23, thereby making the New Guarantor a Guarantor under the Indenture.

      NOW THEREFORE, the parties agree as follows, for the benefit of each other and for the equal and ratable benefit of the Holders of the Notes:

      Section 1.01 DEFINITIONS. Capitalized terms used in this Supplemental Indenture but not defined herein shall have the meanings given such terms in the Indenture.

      Section 2.01 ACCEPTANCE BY TRUSTEE. The Trustee accepts the modifications of the

Indenture hereby effected only upon the terms and conditions set forth in the Indenture as supplemented by this Supplemental Indenture No. 5. Without limiting the generality of the foregoing, the Trustee shall not be responsible for the correctness of the recitals contained herein, which shall be taken as statements of the Company, and the Trustee makes no representations and shall have no responsibility for, or in respect of, the validity or sufficiency of this Supplemental Indenture No. 5.

      Section 2.02 CONSTRUCTION. This Supplemental Indenture No. 5 is executed as and shall constitute an instrument supplemental to the Indenture and shall be construed in connection with and as part of the Indenture.

      Section 2.03 RATIFICATION. Except as modified and expressly amended by this Supplemental Indenture No. 5, the Indenture is, in all respects, ratified and confirmed and all the terms, provisions and conditions thereof shall be and remain in full force and effect.

      Section 2.04 ADDITION OF GUARANTOR. The New Guarantor hereby agrees to be bound by and subject to all terms of the Indenture (including representations and warranties) as a Guarantor, including without limitation the provisions of Article 3 of the Indenture, as if the New Guarantor were a signatory to the Indenture.

      Section 2.05 COUNTERPARTS. This Supplemental Indenture No. 5 may be executed in any number of counterparts; each signed copy shall be any original, but all of them together represent the same agreement.

      Section 2.06 GOVERNING LAW. This Supplemental Indenture No. 5 shall be subject to the governing law and choice of forum provisions of Section 13.09 of the Indenture.

      IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture No. 5 to be duly executed as of the day and year first above written.


MORAN TRANSPORTATION COMPANY



By: /s/ Macolm W. MacLeod
    -------------------------------------
Name:  Malcolm W. MacLeod
Title: President


THE GUARANTORS LISTED ON ANNEX I HERETO



By: /s/ Jeffrey J. McAulay
    -------------------------------------
Name:  Jeffrey J. McAulay
Title: As to each of the Guarantors
       listed on Annex I in the
       capacities set forth on Annex I


THE GUARANTORS LISTED ON ANNEX II HERETO



By: /s/ William P. Muller
    --------------------------------------
Name:  William P. Muller
Title: As to each of the Guarantors
       listed on Annex II in the
       capacities set forth on Annex II

MCF SUBSIDIARY, INC.


By: /s/ Jeffrey J. McAulay
    -------------------------------------
Name:  Jeffrey J. McAulay
Title: Vice President, Treasurer and
       Assistant Secretary


FLEET NATIONAL BANK,
as Trustee



By: /s/ Michael M. Hopkins
    -------------------------------------
Name:  Michael M. Hopkins
Title: Authorized Person

                                   Annex I
                                   -------


Guarantor                                        Capacity
---------                                        --------
Moran Towing Corporation                         V.P.-Finance & Administration
Moran Towing of Texas Inc.                       V.P. and Treasurer
Jakobson Shipyard, Inc.                          V.P. and Assistant Secretary
Moran Shipyard Corporation                       V.P., Treasurer & Assistant Secretary
Moran Barge Corp.                                V.P. -Finance & Administration
Moran Towing of Delaware, Inc.                   V.P. and Treasurer
Hampton Roads Land Co., Inc.                     V.P. and Treasurer
Portsmouth Navigation Corporation                V.P., Treasurer & Assistant Secretary
Moran Insurance Company Limited                  Chairman/President
Curtis Bay Towing Company of Pennsylvania        V.P. and Treasurer
Curtis Bay Towing Company of Virginia            V.P. and Treasurer
Florida Towing Company                           V.P. and Treasurer


                                  Annex II
                                  --------


Guarantor                                        Capacity
---------                                        --------
Moran Services Corporation                       President
Seaboard Barge Corporation                       President
Petroleum Transport Corporation                  President
